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FOR IMMEDIATE RELEASE                                   SYMBOL: SBUF
JULY 28, 1997						TRADED:	NASDAQ



	STACEY'S BUFFET, INC. ANNOUNCES "STRATEGIC ALLIANCE"
	WITH STAR BUFFET, INC., A WHOLLY OWNED SUBSIDIARY OF
	CKE RESTAURANTS, INC.


	Largo, Florida, July 28, 1997 -- Stacey's Buffet, Inc.

announced today that it has signed a Letter of Intent entering into a "strategic alliance" with Star Buffet, Inc., a wholly owned subsidiary of CKE Restaurants, Inc. (NYSE: "CKR").

	Under the terms of the agreement, which is subject to the

satisfactory completion of due diligence by Star Buffet, Star

Buffet will lend Stacey's Buffet $2,000,000 at a rate not to exceed prime plus 2%.  In addition, Stacey's Buffet will grant Star Buffet warrants priced at $1.00 per share equal to 30% of the fully diluted outstanding shares of Stacey's Buffet.  The capital will be used for reconcepting and remodeling several of Stacey's

restaurants.

	In addition, Star Buffet will provide Stacey's with certain

administrative and managerial services, including access to

operations, marketing and human resource personnel.  Also, Star

Buffet will provide Stacey's with certain purchasing economies it now receives.  Star Buffet will appoint two new members to Stacey's

Board of Directors.

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	Commenting on the "strategic alliance,"  Stephen J. Marrier,

Chairman and Chief Executive Officer stated; "We are pleased to be able to align ourselves with companies the size and caliber of Star

Buffet and CKE Restaurants and look forward to working together with the people at these organizations.  Their financial and managerial resources should prove quite valuable and we expect to take full advantage of significant operating synergies that can be derived from an alliance of this type, including increased buying power.  In addition, we expect to reduce our costs through the use of Star Buffet's and CKE's technology and vast administration capabilities.  Over the past several months CKE Restaurants has invested resources in a number of different restaurant companies and the results for those companies has been quite positive."

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	Stacey's Buffet, Inc. currently operates 24 family-style

buffet restaurants in Florida, New York, New Jersey and

Pennsylvania and licenses one additional store in the State of

Florida.


	For additional information contact:

	Maureen Jack, Stacey's Buffet, Inc.

	(813) 581-4492, ext. #12